UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2019

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-14710	52-2154066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On December 6, 2017, XOMA Corporation (the “Company” or “XOMA”), through its wholly-owned subsidiary, XOMA (US) LLC, entered into a license agreement (“License Agreement”) with Rezolute, Inc., formerly known as AntriaBio, Inc. (“Rezolute”), pursuant to which the Company granted an exclusive global license to Rezolute to develop and commercialize XOMA 358 (formerly X358, now RZ358) for all indications. The Company and Rezolute concurrently entered into a common stock purchase agreement (the “Purchase Agreement” and, together with the License Agreement, the “Transaction Documents”) pursuant to which Rezolute would issue equity securities to XOMA in connection with certain financing milestones. On March 30, 2018, the Company and Rezolute amended the Transaction Documents to add terms specifying the financial responsibility for certain tasks related to the transfer of technology under the License Agreement and to adjust the number of shares issuable to XOMA under the Purchase Agreement.

On January 7, 2019, the parties further amended the Transaction Documents. The License Agreement was amended to eliminate the requirement that equity securities be issued to XOMA upon the closing of the Qualified Financing (as defined in the License Agreement) and to replace it with a requirement that Rezolute: (1) make five cash payments to XOMA totaling $8,500,000 following the closing of a Qualified Financing on or before specified staggered future dates (the “Future Cash Payments”); and (2) provide for early payment of the Future Cash Payments (only until the above referenced $8.5 million is reached) by making cash payments to XOMA equal to 15% of the net proceeds of each future financing following the closing of the Qualified Financing, with such payments to be credited against any remaining unpaid Future Cash Payments in reverse order of their future payment date. In accordance with the terms of the License Agreement, XOMA will receive $5,476,000 in cash upon the closing of the Qualified Financing which is additional to the amounts referenced directly above.

In addition, the License Agreement amendment revised the amount Rezolute is required to expend on development of RZ358 and related licensed products and revised provisions with respect to Rezolute’s diligence efforts in conducting clinical studies. Finally, the amendment to the License Agreement eliminated XOMA’s right to appoint a member of Rezolute’s board of directors.

The Purchase Agreement was amended to remove certain provisions related to the issuance of equity to XOMA in accordance with the new provisions regarding the Future Cash Payments in the License Agreement. The Company anticipates filing the amendments to the License Agreement and Purchase Agreement with its Annual Report on Form 10-K for the year ending December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: January 7, 2019	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer